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                                                                    Exhibit 99.1


  GOLF TRUST OF AMERICA, INC. ANNOUNCES SALE OF $20 MILLION OF PREFERRED STOCK

         CHARLESTON, S.C.--(BUSINESS WIRE)--April 5, 1999-- Golf Trust of America, Inc. (AMEX:GTA - news) a self-administered real estate investment trust, today reported that the Company has completed a $20 million private placement of convertible preferred equity securities with AEW Targeted Securities Fund, L.P. (AEW), an investment partnership managed by AEW Capital Management, L.P. The net proceeds from the sale of 800,000 shares of Series A Convertible Preferred Stock to AEW will be used to pay down existing company debt and for other corporate purposes.

         The convertible preferred shares have a conversion price of $26.25, a distribution rate of 9.25% per annum and are convertible at AEW's option. The liquidation preference of each convertible preferred share is $25.00. The Company may redeem the shares at any time on or after April 1, 2003.

         Commenting on the transaction, Mr. W. Bradley Blair, II, President and Chief Executive Officer of the Company, said: "We are extraordinarily pleased that AEW, one of the premier investment and real estate advisory firms, has made this significant investment in Golf Trust. The alignment of AEW's investment objectives with Golf Trust's objectives should provide for a strong investor relationship. Long-term institutional equity capital investors like AEW Targeted Securities Fund are an important part of the continuing development of Golf Trust's capital structure."

         "The AEW Targeted Securities Fund invests in REITs with strong growth prospects and potential for high shareholder returns," said Michael F. Buckley, Vice President of AEW Capital Management, L.P. "Golf Trust is positioned to continue its rapid growth and strong performance by acquiring upscale golf courses that meet the increasing public demand for high-quality facilities."

         BancBoston Robertson Stephens advised the Company and acted as placement agent in connection with this transaction. AEW Capital Management serves as investment advisor and private investors, including some of the nation's largest corporate, public and union pension funds, university endowments and governmental entities. The firm focuses on investments in real estate securities portfolios (REIT's, CMBS and private placements), high-yield equity investing, and the acquisition and management of directly held property portfolios. On behalf of its clients, the firm currently manages approximately $5.7 billion of capital, which is invested in more than $9 billion of real estate nationwide.

         To receive Golf Trust of America's latest news and other corporate developments via fax, call 1-843-723-4653.

         Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors including general economic conditions, competition for golf course acquisitions, the availability of equity and debt financing, interest rates and other risk factors as outlined in the Company's SEC reports, including the prospectus dated November 4, 1997 and the annual report on Form 10-K dated March 31, 1999.

Contact:  Golf Trust of America, Inc.
          W. Bradley Blair, II or Scott D. Peters, 843/723-4653